For the semiannual period ended 5/31/2000
File number 811-07491




                  SUB-ITEM 77C
   Submission of Matters to a Vote of Security
                     Holders

     A Special Meeting of Shareholders of
Prudential Distressed Securities Fund, Inc. was held on December 23, 1999. At such meeting the shareholders of the Fund approved a merger of all of the assets and liabilities of the Fund to Prudential High Yield Total Return Fund Inc.



          Votes For           Votes Against
Abstentions

          181,947.00               3,159.00
982.00













t:  \george\N-SAR\DSF\7-00\77C.doc.